Exhibit 99.1

CORMEDIX INC. REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 8:30 a.m. Eastern Time

Berkeley Heights, NJ – November 10, 2022 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases, today announced financial results for the third quarter and nine months ended September 30, 2022 and provided an update on recent business events.

Recent Corporate Highlights:

●	Earlier this week, CorMedix announced that the Center for Medicare & Medicaid Services (CMS) has published in the Federal Register a correction to the Hospital Inpatient Prospective Payment Systems for Acute Care Hospitals New Technology Add on Payment (NTAP) reimbursement of DefenCath, increasing the maximum reimbursement per average hospital visit from $4,387.50 to $14,259.38.

●	CorMedix also announced the recent submission of a duplicate NTAP application to CMS, intended to take effect should the potential final approval of the DefenCath New Drug Application (NDA) by FDA occur after July 1st of 2023.

●	The Contract Manufacturing Organization (CMO) for the manufacture of DefenCath has informed the Company that it has implemented more than 95% of the corrective actions that resulted from a June FDA inspection, and that the CMO believes it is on track to close out remaining items during December.

●	As CorMedix executes on its plan to create alternative supply chain options for resubmission of the NDA for DefenCath, the Company is in the process of validating manufacturing at the CMO with heparin sourced from an alternative API supplier, as well as validating manufacturing at Alcami, an additional CMO, with heparin sourced from an alternative API supplier.

●	The Company’s target is to resubmit the DefenCath NDA by the end of the first quarter of 2023.

●	Cash and short-term investments, excluding restricted cash, at September 30, 2022 amounted to $59.0 million.

Joe Todisco, CorMedix CEO, commented, “the CorMedix team has made excellent progress on all fronts, working diligently in support of the CMO as it implements corrective actions to address deficiencies the CMO received from FDA during a June inspection of the manufacturing facility, as well as undertaking multiple steps to build out the team, processes and systems to be ready for commercialization as quickly as possible following a potential FDA approval. We have created parallel pathways to mitigate risk, with the goal of securing FDA approval of DefenCath in 2023. We look forward to providing additional updates as we aim to deliver on our commitment to patients receiving hemodialysis via central venous catheters.”

Third Quarter and Nine Month 2022 Financial Highlights

For the third quarter of 2022, CorMedix recorded a net loss of $6.9 million, or $0.17 per share, compared with a net loss of $8.6 million, or $0.22 per share, in the third quarter of 2021. The lower net loss recognized during the third quarter of 2022 compared with 2021 was due to the net decrease in operating expenses.

Operating expenses in the third quarter of 2022 decreased approximately 19% to $7.0 million, compared with $8.6 million in the third quarter of 2021. R&D expense decreased approximately 51% to $2.3 million compared to $4.7 million in the third quarter of 2021, mainly due to a net decrease in costs related to the manufacturing of DefenCath prior to its potential marketing approval. SG&A expense increased approximately 21% to $4.6 million compared with $3.8 million in the third quarter of 2021. This increase was driven primarily by an increase in costs related to market research studies and pre-launch activities in preparation for the potential marketing approval of DefenCath.

For the nine months ended September 30, 2022, CorMedix recorded a net loss of $21.5 million, or $0.54 per share, compared with a net loss of $20.4 million, or $0.54 per share, in the first nine months of 2021. The increase in net loss in the first nine months of 2022 was driven primarily by a lower tax benefit from the NJ NOL program and an increase in operating expenses.

Operating expenses in the first nine months of 2022 were $22.3 million compared with $21.7 million during the comparable period in 2021, an increase of $0.6 million, or 3%. This increase was primarily due to higher SG&A expenses throughout the organization, partially offset by lower costs related to the manufacturing of DefenCath prior to its potential marketing approval during the nine-month period of 2022.

Total cash on hand and short-term investments as of September 30, 2022 was $59.0 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at September 30, 2022, it has sufficient resources to fund operations at least through 2023.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, November 10, 2022, at 8:30 AM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Domestic:	1-877-423-9813
International:	1-201-689-8573
Conference ID:	13733378
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter (CRL) from FDA stating that the original NDA could not be approved until deficiencies at the contract manufacturing organization (CMO) were satisfactorily resolved. FDA notified the Company in a second CRL that the refiled NDA could not be approved until satisfactory resolution of facility deficiencies identified during a pre-approval inspection at and conveyed to the CMO and during an inspection for an unrelated active pharmaceutical ingredient at and conveyed to the manufacturing facility for the heparin supplier for DefenCath. While the CMO and heparin supplier work to resolve outstanding deficiencies, CorMedix is simultaneously working to transfer the technology to an additional CMO and qualify an additional supplier of heparin. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, CorMedix’s plans to submit a resubmission of its NDA application for DefenCath and the timing of such submission; CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investments to fund our operations should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability of the CMO to address the deficiencies identified by the FDA; the ability of the Company’s heparin supplier to address the manufacturing deficiencies identified in the warning letter for non-heparin API; the resources needed to secure approval of the NDA for DefenCath from the FDA; the risks and uncertainties of the relationships with the additional CMO and supplier of heparin; the ability to submit a supplement to CorMedix’s NDA by the end of the first quarter of 2023; the ability to secure final FDA approval prior to July 1, 2023 or obtain CMS approval of a resubmitted NTAP application; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Net sales	$6,817	$38,088	$35,706	$134,539
Cost of sales	(1,469)	(25,166)	(3,328)	(100,931)
Gross profit	5,348	12,922	32,378	33,608
Operating Expenses:
Research and development	(2,339,268)	(4,741,228)	(7,836,327)	(9,897,763)
Selling, general and administrative	(4,628,014)	(3,836,613)	(14,430,791)	(11,793,509)
Total Operating Expenses	(6,967,282)	(8,577,841)	(22,267,118)	(21,691,272)
Loss From Operations	(6,961,934)	(8,564,919)	(22,234,740)	(21,657,664)
Other Income (Expense):
Total Other Income (Expense)	108,213	(4,447)	156,369	(11,761)
Loss before income taxes	(6,853,721)	(8,569,366)	(22,078,371)	(21,669,425)
Tax benefit	-	-	585,617	1,250,186
Net Loss	(6,853,721)	(8,569,366)	(21,492,754)	(20,419,239)
Other Comprehensive Income (Loss):
Total Other Comprehensive Income (Loss)	6,253	(3,679)	(41,358)	(6,504)
Comprehensive Loss	$(6,847,468)	$(8,573,045)	$(21,534,112)	$(20,425,743)
Net Loss Per Common Share – Basic and Diluted	$(0.17)	$(0.22)	$(0.54)	$(0.54)
Weighted Average Common Shares Outstanding – Basic and Diluted	41,183,585	38,113,514	39,741,555	37,515,298

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
	2022	2021

ASSETS
Cash, cash equivalents and restricted cash	$43,470,079	$53,551,277
Short-term investments	$15,746,224	$12,149,003
Total Assets	$62,076,932	$68,945,576

Total Liabilities	$5,764,846	$6,147,509
Accumulated deficit	$(267,151,835)	$(245,659,081)
Total Stockholders’ Equity	$56,312,086	$62,798,067

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Month Periods Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(21,492,754)	$(20,419,239)
Net cash used in operating activities	(18,201,893)	(15,285,863)
Cash Flows from Investing Activities:
Net cash used in investing activities	(3,707,503)	(2,005,711)

Cash Flows from Financing Activities:
Net cash provided by financing activities	11,852,662	41,757,551
Net (Decrease) Increase in Cash and Cash Equivalents	(10,081,198)	24,456,178
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	53,551,277	42,096,783
Cash and Cash Equivalents and Restricted Cash - End of Period	$43,470,079	$66,552,961